UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2009 (March 2, 2009)

NTELOS HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51798	36-4573125
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Spring Lane, Suite 300, PO Box 1990, Waynesboro, Virginia	22980
(Address of Principal Executive Offices)	(Zip Code)

(540) 946-3500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2008 Bonus Payments

On March 2, 2009, the Compensation Committee of the Board of Directors of NTELOS Holdings Corp. (the “Company”), after review of the Company’s consolidated financial results for 2008 and taking into consideration the Company’s targets for 2008 with respect to revenues and “Adjusted EBITDA” (as defined under the 2008 Team Incentive Plan, which generally represents net income before interest, loss on interest rate swap agreement, income taxes, minority interests, other income, depreciation and amortization, accretion of asset retirement obligations, voluntary early retirement program charges and non-cash compensation charges), and each individual’s performance, approved bonus payments under the Company’s 2008 Team Incentive Plan (and, as applicable, supplemental bonus payments) for the following named executive officers: James S. Quarforth, President and Chief Executive Officer, $612,089; Carl A. Rosberg, Executive Vice President and President, Wireless, $230,636; Michael B. Moneymaker, Executive Vice President, Chief Financial Officer, Treasurer and Secretary, $212,335; David R. Maccarelli, Executive Vice President and President, Wireline, $185,550; and Mary McDermott, Senior Vice President, Legal and Regulatory Affairs, $123,844.

2009 Salaries

On March 2, 2009, the Compensation Committee, after considering a competitive market review of total compensation for its executive officers, established the following base salaries for the following named executive officers to be effective April 1, 2009: Mr. Quarforth, $570,000; Mr. Moneymaker, $308,485; Mr. Maccarelli, $262,642; and Ms. McDermott, $208,138. (As the Company announced in October 2008, Mr. Rosberg is retiring from the Company in March 2009.) The Compensation Committee previously approved cash and equity compensation for the Company’s incoming President and Chief Operating Officer, James A. Hyde, as reported in the Company’s Form 8-K dated January 13, 2009.

2009 Team Incentive Plan

On March 2, 2009, the Compensation Committee, after considering a competitive market review of cash bonuses as a percentage of base salary, approved the 2009 Team Incentive Plan (the “2009 Plan”). The 2009 Plan establishes the performance measures for fiscal 2009 bonus payouts for the Company’s executive officers, including its chief executive officer and its other named executive officers. For the named executive officers other than the chief executive officer, the 2009 Plan establishes a target individual payout percentage ranging from 50% to 60% of eligible base salary. The chief executive officer’s target individual payout percentage under the 2009 Plan is 100% of his eligible base salary. The 2009 Plan provides for threshold (50%), target (100%) and maximum (200%) bonus payouts tied to the Company’s performance in 2009 in the areas of revenues (40% weighting) and Adjusted EBITDA (60% weighting). Bonus payouts tied to Company performance in the areas of revenues and Adjusted EBITDA are contingent upon the Company’s achievement of the threshold (50%) level of performance in each such area. A “weighted company performance percentage” will be calculated based on the achievement and weighting percentage for each of these company performance factors. The 2009 Plan contains an individual performance factor to be taken into account to determine whether a bonus payout under the 2009 Plan to an executive officer shall be reduced to reflect the executive officer’s performance in relation to the performance of other executive officers.

The 2009 Plan provides for an individual incentive award that is equal to the product of (i) individual base salary earnings, (ii) an individual payout percentage (as finally determined based on achievement of individual performance objectives) and (iii) the weighted company performance percentage. The final bonus amounts paid, if any, shall be determined by the Compensation Committee based on the achievements of the Company performance measures and the individual performance factors.

2009 Equity Award Grants

On March 2, 2009, the Compensation Committee, after considering a competitive market review of long-term incentives for its executive officers, approved stock option grants under the Company’s Amended and Restated Equity Incentive Plan for the following named executive officers: Mr. Moneymaker, 23,100; and Ms. McDermott, 8,144. These stock options were issued with an exercise price of $18.02 per share, which represents the closing price of the Company’s stock on March 2, 2009, with 25% of each of the grants vesting on March 2, 2010, March 2, 2011, March 2, 2012 and March 2, 2013, respectively. The Compensation Committee also approved the grant of 18,132 restricted stock awards for Mr. Moneymaker and 7,191 restricted stock awards for Ms. McDermott. These restricted stock awards generally vest on March 2, 2012. The Compensation Committee also approved the grant of 20,184 restricted stock awards for Mr. Quarforth and 6,728 restricted stock awards for Mr. Maccarelli, each of which vest on March 2, 2010 and provide for vesting of all or a pro rata portion of the awards upon Mr. Quarforth’s and Mr. Maccarelli’s earlier termination of employment under specified circumstances. Mr. Quarforth’s and Mr. Maccarelli’s form of restricted stock award agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Form of restricted stock award agreement for Mr. Quarforth and Mr. Maccarelli

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: March 4, 2009

NTELOS HOLDINGS CORP.

By:	/s/ Michael B. Moneymaker
Michael B. Moneymaker
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of restricted stock award agreement for Mr. Quarforth and Mr. Maccarelli